Exhibit 10.20

Shaanxi Xiaoying Financing Guarantee Co., Ltd

Loan Guarantee

No.: XY-BH—No.

Sancaijia Technology Co., Ltd.:

In view of the loan agreement signed between your company and Houlaicun Commercial Operation Management (Xi’an) Co., Ltd. (hereinafter referred to as “the borrower”) for the loan of RMB 20 million, at the application of the borrower, our company voluntarily provides you with the following guarantee for the loan of RMB 20 million:

1.	Scope and amount of guarantee

The guarantee scope of our company covers the principal and interest of RMB 20 million borrowed by the borrower from your company, as well as any liquidation damages and other expenses that the borrower shall bear if the borrower fails to adhere to the contract.

2.	Guarantee mode and guarantee period

(1)	Our company guarantees in the following ways:

If the borrower fails to pay off the loan under the loan agreement on time, the company shall bear joint and several guarantee liability and directly compensate all debts to your company.

(2)	Our guarantee period of limitation is two years after the expiration of the loan period..

If your company and the borrower agree to change the loan date agreed in the agreement, the warranty period shall be adjusted accordingly to match the changed date.

3.	Compensatory arrangements

If your company requires us to assume the guarantee liability, you shall send a written notice of claim to our company. The notice of claim shall specify the amount of claim and the account number to which the payment should be made.

Within 5 days of receiving the written notice of claim and the corresponding guarantee documents from your company, we will accept the guarantee liability.

4.	Effectiveness of guarantee

This guarantee shall come into force from the date when it is affixed with the official seal of the company and provided to your company.

Guarantor: Shaanxi Xiaoying Financing Guarantee Co., Ltd

Legal representative (or authorized agent): Gao, XiangDong (sealed)

Date: October 8, 2021